EXHIBIT 14(a)(1)(iv)

                                             11200 Rockville Pike
                                             Rockville, Maryland 20852
                                             301-816-2300
                                             Fax: 301-468-3147

                        ANNUAL STATEMENT AS TO COMPLIANCE

                              OFFICER'S CERTIFICATE

Re:   J.P. Morgan Commercial Mortgage Finance Corporation
      Mortgage Pass-Through Certificates
      Series 1998-C6 (the "Trust)

As an authorized officer of CRIIMI MAE Services Limited Partnership, Special Servicer for the Trust, and pursuant to the requirements of Section 3.02 of that certain Pooling and Servicing Agreement (PSA), dated as of March 1, 1998, I hereby certify that (i) a review of the Special Servicer's performance of its obligations under the (PSA) for the period of January 1, 1998 through October 30, 1998, has been made under my supervision; and (ii) to the best of my knowledge, based upon such review, the Special Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout such period and there has been no default in the fulfillment of any such obligation.

CRIIMI MAE SERVICES LIMITED PARTNERSHIP,
Solely as authorized agent

By:   CRIIMI MAE Services, Inc.
      its general partner


      /s/ Maribeth Stahl
      -------------------------------
      By: Maribeth Stahl
          Vice President

Date:  March 30, 1999